EXHIBIT 99.1

Evolution Petroleum Reports Fiscal First Quarter 2026 Results and Declares $0.12 per Share Quarterly Cash Dividend for the Fiscal Second Quarter

HOUSTON, TX — November 11, 2025 (GLOBE NEWSWIRE) — Evolution Petroleum Corporation (NYSE American: EPM) ("Evolution" or the "Company") today announced its financial and operating results for its fiscal first quarter ended September 30, 2025. Evolution also declared its 14th consecutive $0.12 cash dividend per common share, payable on December 31, 2025, marking its 49th consecutive quarterly cash dividend payment.

Financial & Operational Highlights

($ in thousands)	Q1 2026	Q1 2025	Q4 2025	% Change vs Q1/Q1	% Change vs Q1/Q4
Average BOEPD	7,315	7,478	7,198	(2)%	2%
Revenues	$21,288	$21,896	$21,108	(3)%	1%
Net Income (Loss)	$824	$2,065	$3,412	(60)%	(76)%
Adjusted EBITDA(1)	$7,301	$8,125	$8,572	(10)%	(15)%

(1)	Adjusted EBITDA is Adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization and is a non-GAAP financial measure; see the non-GAAP reconciliation schedules to the most comparable GAAP measures at the end of this release for more information.
●	Fiscal Q1 production increased quarter over quarter to 7,315 average barrels of oil equivalent per day (“BOEPD”).
●	Natural gas revenue increased 38% to $5.9 million in fiscal Q1 compared to the year-ago period.
●	Returned $4.2 million to shareholders in the form of cash dividends during fiscal Q1.
●	Purchased assets in the SCOOP/STACK area of Oklahoma, marking the Company's largest acquisition of mineral and royalty interests and the Company's second acquisition in the region. This transaction brings limited integration costs and provides ownership in high-margin, long-life assets with significant expected upside requiring no additional capex via ownership in over 650 future drilling locations and immediate accretion to cash flow per share (the "Minerals Acquisition").

Management Comments

Kelly Loyd, President and Chief Executive Officer, commented: “During a quarter marked by softer crude prices and higher operating costs related to the initial integration and transition to the new operator of our recent TexMex acquisition, the strength of our diversified, long-life asset base, supported by steady production and disciplined capital allocation, allowed us to continue generating solid cash flow while executing on our strategy. During the quarter, we closed our largest minerals and royalties acquisition to date in the SCOOP/STACK, providing immediate accretion to cash flow per share and positioning Evolution to benefit from anticipated exceptional margins and a multi-year inventory of drilling locations, which come with no incremental future capital obligations.

Looking ahead, we remain resolute in creating long-term shareholder value through disciplined capital management, strategic acquisitions, and conservative cost management, all aimed at ensuring the strength and continuity of our quarterly cash dividend. This strategy provides the flexibility of drilling development wells during periods of higher commodity pricing and acquiring producing reserves when commodity prices are low. At the same time, our existing low decline producing reserves will continue to maintain strong current cash flows. As such, we are very pleased to announce that in accordance with our policy of setting the dividend at a level that we view as sustainable for multiple years, we will pay $0.12 per share for the 14th consecutive quarter for our fiscal 2nd quarter ending December 31, 2025.”

Fiscal First Quarter 2026 Financial Results

Total revenues decreased 3% to $21.3 million compared to $21.9 million in the year-ago quarter. The change was driven primarily by 14% and 8% lower realized oil and NGL prices, respectively, partially offset by a 43% increase in natural gas prices.

Lease operating costs (“LOE”) were $13.1 million compared to $11.8 million in the year-ago quarter. On a per-unit basis, LOE was $19.45 per BOE compared to $17.15 per BOE in the year-ago quarter. The increase was primarily driven by the addition of TexMex properties and initial integration and transition to the new operator.

Depletion, depreciation, and accretion expense was $6.0 million compared to $5.7 million in the year-ago period. On a per-BOE basis, the Company’s current quarter depletion rate was $8.26 per BOE, compared to $7.74 per BOE in the year-ago period, reflecting an increase in the depletion rate and a decrease in reserve volumes.

General and administrative (“G&A”) expenses, excluding stock-based compensation, were $1.8 million compared to $2.0 million in the year-ago period. The decrease is primarily attributable to a decline in professional fees. On a per-BOE basis, G&A (excluding stock-based compensation) was $2.66 compared to $2.86 in the year-ago period.

The Company reported net income of $0.8 million, or $0.02 per diluted share, compared to net income of $2.1 million, or $0.06 per diluted share, in the year-ago period. Excluding the impact of selected items, including benefits provided by the unrealized portion of our hedging activities, the Company reported an adjusted net loss of $0.1 million, or $0.00 per diluted share, compared to adjusted net income of $0.7 million, or $0.02 per diluted share, in the year-ago period.(2)

Adjusted EBITDA was $7.3 million compared to $8.1 million in the year-ago quarter. The decline was primarily due to lower realized pricing for crude oil and higher lease operating costs compared to the prior year period.

(2)	Adjusted net income (loss) is a non-GAAP financial measure; see the non-GAAP reconciliation schedules to the most comparable GAAP measures at the end of this release for more information.

Production & Pricing

Average price per unit:	Q1 2026	Q1 2025	% Change vs Q1/Q1
Crude oil (BBL)	$62.18	$72.24	(14)%
Natural gas (MCF)	2.74	1.92	43%
Natural Gas Liquids (BBL)	23.30	25.43	(8)%
Equivalent (BOE)	31.63	31.83	(1)%

Total production for the first quarter of fiscal 2026 declined 2% to 7,315 net BOEPD compared to 7,478 net BOEPD in the year-ago period. Total production for the first quarter of fiscal 2026 included approximately 2,250 barrels per day (“BOPD”) of crude oil, 3,891 BOEPD of natural gas, and 1,174 BOEPD of NGLs. The change in total production was primarily driven by downtime of a turbine replacement at the Delhi NGL plant and natural production declines. The overall decrease in production was partially offset by production from the Company’s Minerals Acquisition in August 2025 and TexMex Acquisition in April 2025. Total oil and natural gas liquids production generated 72% of revenue for the fiscal 2026 first quarter compared to 80% in the year-ago period.

The Company’s average realized commodity price (excluding the impact of derivative contracts) decreased slightly to $31.63 per BOE in Q1, compared to $31.83 per BOE in the year-ago period. These changes were primarily due to lower realized oil and NGL prices, partially offset by a 43% increase in realized natural gas prices.

Operations Update

At SCOOP/STACK, activity on the Company’s legacy working-interest position moderated during the quarter, with three wells turned to sales and two additional wells remaining in progress from prior periods. Future drilling activity will be contingent upon commodity prices and budgeted activity for the Company’s operating partners. The recently acquired minerals and royalty interests are performing in line with expectations.

At Chaveroo, no new drilling occurred during the quarter as the Company continued to advance permits for the next development pad and evaluate timing relative to commodity prices. Operations included a lift conversion program that is expected to reduce future operating costs and improve production performance.

At Jonah, production increased in fiscal Q1 as the field worked off prior pipeline imbalance volumes from fiscal Q4 2025. With imbalance corrections substantially completed by October, sales volumes have now returned to expected levels.

At Hamilton Dome, lease operating expenses normalized in fiscal Q1, following elevated workover activity in the prior period. A slower pace of workovers is expected during the fall and winter months, with efforts focused on maintaining key wells.

At TexMex, integration and transition activities continued during the quarter. During this period, the new operator has been focused on optimizing surface facilities, evaluating and repairing existing wells, and identifying candidates for reactivation as part of ongoing field optimization efforts. When evaluating the acquisition, additional upfront costs were expected to integrate the new operator and bring parts of the field back online over time. We expect production to increase and operating costs per barrel to decrease in future quarters.

Balance Sheet, Liquidity, and Capital Spending

On September 30, 2025, the Company had cash and cash equivalents of $0.7 million, outstanding borrowings of $53.0 million, and $0.8 million in letters of credit outstanding under its Senior Secured Credit Facility. Availability under the facility was $11.2 million, bringing total liquidity to $11.9 million. In the first quarter of fiscal 2026, Evolution paid $4.2 million in common stock dividends and incurred $1.9 million in capital expenditures related to drilling and completion activities at SCOOP/STACK and the previously mentioned lift conversion program at Chaveroo. Evolution also received net proceeds of $0.2 million from the sale of shares of common stock under its At-The-Market equity sales agreement. The Company had total net cash provided by operating activities of $7.8 million for the quarter.

Cash Dividend on Common Stock

On November 10, 2025, Evolution's Board of Directors declared a cash dividend of $0.12 per share of common stock, payable on December 31, 2025, to common stockholders of record as of December 15, 2025. This will be the 49th consecutive quarterly cash dividend on the Company's common stock since December 31, 2013. To date, Evolution has returned approximately $139.0 million, or $4.17 per share, back to stockholders in common stock dividends.

Conference Call

As previously announced, Evolution Petroleum will host a conference call on Wednesday, November 12, 2025, at 10:00 a.m. Central Time to review its first quarter fiscal 2026 financial and operating results. Participants can join via phone by dialing (844) 481-2813 or view the webcast online at https://event.choruscall.com/mediaframe/webcast.html?webcastid=CKYmUkGt. Dial-in participants should ask to join the Evolution Petroleum Corporation call. A replay will be available through November 12, 2026, via the webcast link provided and on Evolution's Investor Relations website at www.ir.evolutionpetroleum.com.

About Evolution Petroleum

Evolution Petroleum Corporation is an independent energy company focused on maximizing total shareholder returns through the ownership of and investment in onshore oil and natural gas properties in the U.S. The Company aims to build and maintain a diversified portfolio of long-life oil and natural gas properties through acquisitions, selective development opportunities, production enhancements, and other exploitation efforts. Visit www.evolutionpetroleum.com for more information.

Cautionary Statement

All forward-looking statements contained in this press release regarding the Company's current and future expectations, potential results, and plans and objectives involve a wide range of risks and uncertainties. Statements herein using words such as "anticipate," "believe," "expect," "may," "plans," "outlook," "should," "will," and words of similar meaning are forward-looking statements. Although the

Company's expectations are based on business, engineering, geological, financial, and operating assumptions that it believes to be reasonable, many factors could cause actual results to differ materially from its expectations. The Company gives no assurance that its goals will be achieved. These factors and others are detailed under the heading "Risk Factors" and elsewhere in our periodic reports filed with the Securities and Exchange Commission ("SEC"). The Company undertakes no obligation to update any forward-looking statement.

Contact

Investor Relations

(713) 935-0122

ir@evolutionpetroleum.com

Evolution Petroleum Corporation

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended
	September 30,		June 30,
	2025	2024	2025
Revenues
Crude oil	$12,872	$14,737	$12,833
Natural gas	5,900	4,285	5,648
Natural gas liquids	2,516	2,874	2,627
Total revenues	21,288	21,896	21,108
Operating costs
Lease operating costs	13,087	11,790	11,367
Depletion, depreciation, and accretion	5,961	5,725	5,821
General and administrative expenses	2,325	2,527	2,580
Total operating costs	21,373	20,042	19,768
Income (loss) from operations	(85)	1,854	1,340
Other income (expense)
Net gain (loss) on derivative contracts	2,181	1,798	3,696
Interest and other income	10	57	27
Interest expense	(917)	(823)	(678)
Income (loss) before income taxes	1,189	2,886	4,385
Income tax (expense) benefit	(365)	(821)	(973)
Net income (loss)	$824	$2,065	$3,412
Net income (loss) per common share:
Basic	$0.02	$0.06	$0.10
Diluted	$0.02	$0.06	$0.10
Weighted average number of common shares outstanding:
Basic	33,725	32,722	33,553
Diluted	33,977	32,868	33,723

Evolution Petroleum Corporation

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands, except share and per share amounts)

	September 30, 2025	June 30, 2025
Assets
Current assets
Cash and cash equivalents	$714	$2,507
Receivables from crude oil, natural gas, and natural gas liquids revenues	8,485	10,804
Derivative contract assets	2,075	1,777
Prepaid expenses and other current assets	1,235	2,287
Total current assets	12,509	17,375
Property and equipment, net of depletion, depreciation, and impairment
Oil and natural gas properties—full-cost method of accounting:
Oil and natural gas properties, subject to amortization, net	149,934	142,248
Oil and natural gas properties, not subject to amortization	5,812	—
Total property and equipment, net	155,746	142,248

Other noncurrent assets
Derivative contract assets	402	198
Other assets	474	431
Total assets	$169,131	$160,252
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$11,167	$12,901
Accrued liabilities and other	5,443	6,909
Derivative contract liabilities	1,216	1,577
State and federal taxes payable	55	—
Total current liabilities	17,881	21,387
Long term liabilities
Senior secured credit facility	53,000	37,500
Deferred income taxes	5,848	6,234
Asset retirement obligations	21,928	21,535
Derivative contract liabilities	1,343	1,783
Total liabilities	100,000	88,439
Commitments and contingencies
Stockholders' equity
Common stock; par value $0.001; 100,000,000 shares authorized: issued and outstanding 34,647,751 and 34,337,188 shares as of September 30, 2025
and June 30, 2025, respectively	35	34
Additional paid-in capital	47,300	46,650
Retained earnings	21,796	25,129
Total stockholders' equity	69,131	71,813
Total liabilities and stockholders' equity	$169,131	$160,252

Evolution Petroleum Corporation

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Three Months Ended
	September 30,		June 30,
	2025	2024	2025
Cash flows from operating activities:
Net income (loss)	$824	$2,065	$3,412
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depletion, depreciation, and accretion	5,961	5,725	5,821
Stock-based compensation	537	559	622
Settlement of asset retirement obligations	(19)	(98)	(39)
Deferred income taxes	(386)	(281)	1,662
Unrealized (gain) loss on derivative contracts	(1,303)	(1,868)	(2,934)
Accrued settlements on derivative contracts	(385)	(66)	(137)
Amortization of debt issuance costs	39	—	—
Other	(3)	(2)	(1)
Changes in operating assets and liabilities:
Receivables from crude oil, natural gas, and natural gas liquids revenues	2,555	(37)	109
Prepaid expenses and other current assets	1,202	1,929	1,525
Accounts payable, accrued liabilities and other	(1,272)	(238)	416
State and federal taxes payable	55	(74)	—
Net cash provided by operating activities	7,805	7,614	10,456
Cash flows from investing activities:
Acquisition of oil and natural gas properties	(16,868)	(262)	(6,868)
Capital expenditures for oil and natural gas properties	(3,818)	(2,740)	(4,721)
Net cash used in investing activities	(20,686)	(3,002)	(11,589)
Cash flows from financing activities:
Common stock dividends paid	(4,157)	(4,033)	(4,123)
Common stock repurchases, including stock surrendered for tax withholding	(132)	(88)	(180)
Borrowings under senior secured credit facility	17,500	—	2,000
Repayments of senior secured credit facility	(2,000)	—	—
Debt issuance costs	(379)	—	(90)
Issuance of common stock	266	—	436
Offering costs	(10)	—	(4)
Net cash provided by (used in) financing activities	11,088	(4,121)	(1,961)
Net increase (decrease) in cash and cash equivalents	(1,793)	491	(3,094)
Cash and cash equivalents, beginning of period	2,507	6,446	5,601
Cash and cash equivalents, end of period	$714	$6,937	$2,507

Evolution Petroleum Corporation

Non-GAAP Reconciliation – Adjusted EBITDA (Unaudited)

(In thousands)

Adjusted EBITDA and Net income (loss) and earnings per share excluding selected items are non-GAAP financial measures that are used as supplemental financial measures by our management and by external users of our financial statements, such as investors, commercial banks, and others, to assess our operating performance as compared to that of other companies in our industry, without regard to financing methods, capital structure, or historical costs basis. We use these measures to assess our ability to incur and service debt and fund capital expenditures. Our Adjusted EBITDA and Net income (loss) and earnings per share, excluding selected items, should not be considered alternatives to net income (loss), operating income (loss), cash flows provided by (used in) operating activities, or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. Our Adjusted EBITDA and Net income (loss) and earnings per share excluding selected items may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA and Net income (loss) and earnings per share excluding selected items in the same manner.

We define Adjusted EBITDA as net income (loss) plus interest expense, income tax expense (benefit), depreciation, depletion, and accretion (DD&A), stock-based compensation, ceiling test impairment, and other impairments, unrealized loss (gain) on change in fair value of derivatives, and other non-recurring or non-cash expense (income) items.

	Three Months Ended
	September 30,		June 30,
	2025	2024	2025
Net income (loss)	$824	$2,065	$3,412
Adjusted by:
Interest expense	917	823	678
Income tax expense (benefit)	365	821	973
Depletion, depreciation, and accretion	5,961	5,725	5,821
Stock-based compensation	537	559	622
Unrealized loss (gain) on derivative contracts	(1,303)	(1,868)	(2,934)
Adjusted EBITDA	$7,301	$8,125	$8,572

Evolution Petroleum Corporation

Non-GAAP Reconciliation – Adjusted Net Income (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended
	September 30,		June 30,
	2025	2024	2025
As Reported:
Net income (loss), as reported	$824	$2,065	$3,412

Impact of Selected Items:
Unrealized loss (gain) on commodity contracts	(1,303)	(1,868)	(2,934)
Selected items, before income taxes	$(1,303)	$(1,868)	$(2,934)
Income tax effect of selected items(1)	(400)	(531)	(651)
Selected items, net of tax	$(903)	$(1,337)	$(2,283)

As Adjusted:
Net income (loss), excluding selected items(2)	$(79)	$728	$1,129

Undistributed earnings allocated to unvested restricted stock	(82)	(14)	(93)
Net income (loss), excluding selected items for earnings per share calculation	$(161)	$714	$1,036

Net income (loss) per common share — Basic, as reported	$0.02	$0.06	$0.10
Impact of selected items	(0.02)	(0.04)	(0.07)
Net income (loss) per common share — Basic, excluding selected items(2)	$—	$0.02	$0.03

Net income (loss) per common share — Diluted, as reported	$0.02	$0.06	$0.10
Impact of selected items	(0.02)	(0.04)	(0.07)
Net income (loss) per common share — Diluted, excluding selected items(2)(3)	$—	$0.02	$0.03

(1)	The tax impact for the three months ended September 30, 2025 and 2024, is represented using estimated tax rates of 30.7% and 28.4%, respectively. The tax impact for the three months ended June 30, 2025, is represented using estimated tax rates of 22.2%.
(2)	Net income (loss) and earnings per share excluding selected items are non-GAAP financial measures presented as supplemental financial measures to enable a user of the financial information to understand the impact of these items on reported results. These financial measures should not be considered an alternative to net income (loss), operating income (loss), cash flows provided by (used in) operating activities, or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. Our Adjusted Net Income (Loss) and earnings per share may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted Net Income (Loss) and earnings per share in the same manner.
(3)	The impact of selected items for the three months ended September 30, 2025 and 2024, were each calculated based upon weighted average diluted shares of 33.7 million and 32.9 million, respectively, due to the net income (loss), excluding selected items. The impact of selected items for the three months ended June 30, 2025, was calculated based upon weighted average diluted shares of 33.7 million due to the net income (loss), excluding selected items.

Evolution Petroleum Corporation

Supplemental Information on Oil and Natural Gas Operations (Unaudited)

(In thousands, except per unit and per BOE amounts)

	Three Months Ended
	September 30,		June 30,
	2025	2024	2025
Revenues:
Crude oil	$12,872	$14,737	$12,833
Natural gas	5,900	4,285	5,648
Natural gas liquids	2,516	2,874	2,627
Total revenues	$21,288	$21,896	$21,108

Lease operating costs:
Ad valorem and production taxes	$1,420	$1,414	$1,381
Gathering, transportation, and other costs	2,892	2,790	2,765
Other lease operating costs	8,775	7,586	7,221
Total lease operating costs	$13,087	$11,790	$11,367

Depletion of full cost proved oil and natural gas properties	$5,560	$5,325	$5,418

Production:
Crude oil (MBBL)	207	204	211
Natural gas (MMCF)	2,150	2,228	2,045
Natural gas liquids (MBBL)	108	113	103
Equivalent (MBOE)(1)	673	688	655
Average daily production (BOEPD)(1)	7,315	7,478	7,198

Average price per unit:(2)
Crude oil (BBL)	$62.18	$72.24	$60.82
Natural gas (MCF)	2.74	1.92	2.76
Natural Gas Liquids (BBL)	23.30	25.43	25.50
Equivalent (BOE)(1)	$31.63	$31.83	$32.23

Average cost per unit:
Ad valorem and production taxes	$2.11	$2.06	$2.11
Gathering, transportation, and other costs	4.30	4.06	4.22
Other lease operating costs	13.04	11.03	11.02
Total lease operating costs	$19.45	$17.15	$17.35

Depletion of full cost proved oil and natural gas properties	$8.26	$7.74	$8.27

(1)	Equivalent oil reserves are defined as six MCF of natural gas and 42 gallons of NGLs to one barrel of oil conversion ratio, which reflects energy equivalence and not price equivalence. Natural gas prices per MCF and NGL prices per barrel often differ significantly from the equivalent amount of oil.
(2)	Amounts exclude the impact of cash paid or received on the settlement of derivative contracts since we did not elect to apply hedge accounting.

Evolution Petroleum Corporation

Summary of Production Volumes and Average Sales Price (Unaudited)

	Three Months Ended
	September 30,				June 30,
	2025		2024		2025
	Volume	Price	Volume	Price	Volume	Price
Production:
Crude oil (MBBL)
SCOOP/STACK	34	$64.12	49	$75.38	32	$64.15
Chaveroo Field	29	60.92	16	73.69	30	58.47
Jonah Field	7	61.05	7	65.77	6	59.83
Williston Basin	31	59.01	33	68.87	33	56.39
Barnett Shale	3	61.43	2	70.30	2	59.14
Hamilton Dome Field	34	53.36	35	62.37	34	52.99
Delhi Field	49	68.96	61	77.22	56	67.03
TexMex	20	64.86	—	—	17	63.68
Other	—	—	1	78.32	1	61.70
Total	207	$62.18	204	$72.24	211	$60.82
Natural gas (MMCF)
SCOOP/STACK	381	$3.07	354	$2.48	312	$3.20
Jonah Field	728	2.96	830	2.08	691	2.49
Williston Basin	26	1.62	27	1.43	26	2.17
Barnett Shale	953	2.55	1,017	1.62	945	2.84
TexMex	62	1.66	—	—	71	2.64
Total	2,150	$2.74	2,228	$1.92	2,045	$2.76
Natural gas liquids (MBBL)
SCOOP/STACK	26	$19.27	19	$21.67	18	$23.27
Jonah Field	8	23.16	9	28.15	8	26.84
Williston Basin	7	15.97	7	17.93	7	18.34
Barnett Shale	55	25.75	56	26.03	53	26.77
Delhi Field	12	24.78	20	29.48	17	25.66
Other	—	—	2	13.06	—	—
Total	108	$23.30	113	$25.43	103	$25.50
Equivalent (MBOE)(1)
SCOOP/STACK	124	$31.23	127	$39.20	102	$34.10
Chaveroo Field	29	60.92	16	73.69	30	58.47
Jonah Field	136	20.43	154	15.85	129	17.91
Williston Basin	42	46.90	45	54.62	44	46.33
Barnett Shale	217	18.54	227	14.21	213	19.95
Hamilton Dome Field	34	53.36	35	62.37	34	52.99
Delhi Field	61	60.55	81	65.28	73	57.27
TexMex	30	46.04	—	—	29	44.02
Other	—	—	3	61.15	1	61.70
Total	673	$31.63	688	$31.83	655	$32.23
Average daily production (BOEPD)(1)
SCOOP/STACK	1,348		1,380		1,121
Chaveroo Field	315		174		330
Jonah Field	1,478		1,674		1,418
Williston Basin	457		489		484
Barnett Shale	2,359		2,467		2,341
Hamilton Dome Field	370		380		374
Delhi Field	663		880		802
TexMex	325		—		319
Other	—		34		9
Total	7,315		7,478		7,198

(1)	Equivalent oil reserves are defined as six MCF of natural gas and 42 gallons of NGLs to one barrel of oil conversion ratio, which reflects energy equivalence and not price equivalence. Natural gas prices per MCF and NGL prices per barrel often differ significantly from the equivalent amount of oil.

Evolution Petroleum Corporation

Summary of Average Production Costs (Unaudited)

	Three Months Ended
	September 30,				June 30,
	2025		2024		2025
	Amount	Price	Amount	Price	Amount	Price
Production costs (in thousands, except per BOE):
Total lease operating costs(1)
SCOOP/STACK	$1,123	$9.07	$1,156	$9.10	$1,130	$11.05
Chaveroo Field	338	11.66	118	7.38	501	16.65
Jonah Field	2,040	15.00	2,162	13.95	1,928	14.91
Williston Basin	1,179	28.07	1,238	27.51	1,159	26.48
Barnett Shale	3,825	17.61	3,598	15.83	1,850	8.67
Hamilton Dome Field	1,240	36.32	1,531	43.48	1,523	44.36
Delhi Field	1,936	31.95	1,987	24.30	2,087	28.73
TexMex	1,406	46.97	—	—	1,189	41.47
Total	$13,087	$19.45	$11,790	$17.15	$11,367	$17.35

(1)	Total lease operating costs including lifting costs; workover expenses; and gathering, transportation, processing and other expenses.

Evolution Petroleum Corporation

Summary of Open Derivative Contracts (Unaudited)

For more information on the Company's hedging practices, see Note 7 to its financial statements included on Form 10-Q filed with the SEC for the quarter ended September 30, 2025.

The Company has the following open crude oil and natural gas derivative contracts:

			Volumes in	Swap Price per	Sub Floor Price per	Floor Price per	Ceiling Price per
Period	Commodity	Instrument	MMBTU/BBL	MMBTU/BBL	MMBTU/BBL	MMBTU/BBL	MMBTU/BBL
October 2025 - December 2025	Crude Oil	Fixed-Price Swap	5,895	$72.00
October 2025 - December 2025	Crude Oil	Fixed-Price Swap	39,893	71.40
October 2025 - December 2025	Crude Oil	Fixed-Price Swap	9,157	61.02
October 2025 - June 2026	Crude Oil	Fixed-Price Swap	43,656	61.00
January 2026 - September 2026	Crude Oil	Fixed-Price Swap	83,498	60.00
April 2026 - June 2026	Crude Oil	Fixed-Price Swap	17,106	60.40
April 2026 - September 2026	Crude Oil	Fixed-Price Swap	25,412	62.00
October 2025 - December 2025	Crude Oil	Two-Way Collar	10,258			$60.00	$63.00
October 2025 - December 2025	Crude Oil	Two-Way Collar	2,404			60.00	63.50
October 2025 - August 2026	Crude Oil	Two-Way Collar	69,646			60.00	65.55
January 2026 - March 2026	Crude Oil	Two-Way Collar	43,493			60.00	75.80
April 2026 - December 2026	Crude Oil	Two-Way Collar	49,215			55.00	63.65
July 2026 - December 2026	Crude Oil	Two-Way Collar	35,427			55.00	63.50
September 2026 - December 2026	Crude Oil	Three-Way Collar	40,872		$50.00	60.00	70.45
October 2026 - December 2026	Crude Oil	Three-Way Collar	26,130		50.00	57.00	70.22
October 2025 - December 2026	Natural Gas	Fixed-Price Swap	2,090,828	3.60
October 2025 - December 2027	Natural Gas	Fixed-Price Swap	2,921,728	3.57
July 2026 - December 2026	Natural Gas	Fixed-Price Swap	207,366	3.98
October 2025 - December 2025	Natural Gas	Two-Way Collar	222,725			4.00	4.95
October 2025 - December 2025	Natural Gas	Two-Way Collar	25,028			2.90	3.50
January 2026 - March 2026	Natural Gas	Two-Way Collar	213,251			4.00	5.39
January 2026 - March 2026	Natural Gas	Two-Way Collar	375,481			3.60	5.00
January 2026 - March 2026	Natural Gas	Two-Way Collar	76,177			3.50	4.66
January 2026 - December 2026	Natural Gas	Two-Way Collar	578,214			3.50	4.44
April 2026 - October 2026	Natural Gas	Two-Way Collar	952,588			3.50	4.55
September 2026 - December 2026	Natural Gas	Two-Way Collar	318,964			3.75	4.94